March 25, 2009
SM

Mr. Russell Golden
Technical Director
Financial Accounting Standards Board
301 Merritt 7
P.O. Box 5116
Norwalk, CT 06856-5116

RE: Preliminary Comments on Proposed FSP FAS 115-a, FAS 124-a, and EITF 99-20-b: Recognition and Presentation of Other-Than-Temporary Impairments

Dear Mr. Golden:

The Federal Home Loan Bank of New York (“FHLBNY”) appreciates the opportunity to comment on the Proposed FSP FAS 115-a, FAS 124-a, and EITF 99-20-b, Recognition and Presentation of Other-Than-Temporary Impairments (“proposed FSP”). We commend the FASB’s efforts to improve guidance relating to other-than-temporary impairment (“OTTI”) and we wish to provide our comments on the Proposed FSP. Overall, the FHLBNY supports the Proposed FSP. Specifically, we believe that the threshold to recognize market-related OTTI based on the lack of intent to sell (management asserts that it does not have the intent to sell the security, and it is more likely than not that it will not have to sell the security before its recovery) is certainly more practical than the current requirement. The FHLBNY also strongly agrees with the proposal to recognize only credit losses through earnings.

We note that probable credit losses represent actual economic losses of a security and should be recorded in earnings. However, market-related losses on debt securities should not be a part of OTTI (unless there is the intent to sell or it is more likely than not the institution will have to sell prior to recovery). Debt securities are different from equity securities because of the contractual cash flows and maturities. Discounts within market quotes will, absent further credit losses, likely disappear over time.

Recording market losses as OTTI on held-to-maturity securities is inconsistent with the contention that such investments are held to maturity and will not be subject to any market-related loss. The reader of the financial statements may get confused besides adding unnecessarily complicated operational procedures for the preparers of the financials. The confusion may be compounded where, on the one hand, the book value of a debt security is reduced as a loss to OCI, and then on the other hand, the reduction is accreted over time back to the value of the security. This would seem to demonstrate that non-credit market losses should not be a part of OTTI, if there is no current intent to sell.

Whether credit-only OTTI or Credit and other OTTI, it should not be permanent if, in fact, the impairment is not permanent. Recoveries of OTTI should be reversed through earnings (or against earnings and OCI) in order to more appropriately reflect the performance of the institution of the underlying assets as well as to provide consistency with other impairment accounting.

Our last point refers to the effective date of the proposed Staff Position. The financial markets have been in a state of turmoil since 2007. The current rules had a devastating impact on the results of operations for a number of institutions in 2007 and particularly in 2008. We recommend that the FASB consider retroactive application of the Staff Position to periods beginning after December 15, 2007, or earlier.

Thank you for your attention to these matters and for considering our views. Please do not hesitate to contact me at (212-441-6616) if you would like to discuss these points with me.

Sincerely,

/s/ Patrick Morgan
Patrick Morgan
SVP & CFO